UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2007

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 630-1900

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters.

This Form 8-K updates disclosures previously made by Telephone and Data Systems, Inc. (“TDS”) with respect to its subsidiary, United States Cellular Corporation (“U.S. Cellular”), on Form 8-K dated February 17, 2005.  In such Form 8-K, TDS disclosed that it may possibly take action at some time in the future to offer and issue TDS Special Common Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by TDS (a “Possible U.S. Cellular Transaction”).  In connection therewith, TDS disclosed that it had engaged Citigroup Global Markets Inc. (“Citigroup”) as its financial advisor in connection with a Possible U.S. Cellular Transaction.

On March 5, 2007, TDS announced that it has terminated activity relating to a Possible U.S. Cellular Transaction.  In connection therewith, it has terminated its engagement letter with Citigroup.

Although a Possible U.S. Cellular Transaction could have certain potential benefits, TDS does not believe that such a transaction is critical strategically, operationally or financially to the continued success of TDS or U.S. Cellular.  TDS does not intend to commence or complete a Possible U.S. Cellular Transaction on uneconomic terms.  TDS believes that an acceptable exchange ratio would need to be based on financial metrics which appropriately reflect the relative value of  TDS and U.S. Cellular, recognizing the fact that a substantial portion of the value of TDS is comprised of its ownership in U.S. Cellular.  TDS does not believe that the exchange ratio implied by the historical and current TDS and U.S. Cellular trading prices since some time after the announcement of a Possible U.S. Cellular Transaction has properly reflected this fact since the initial announcement of a Possible U.S. Cellular transaction approximately two years ago.

In addition, since the announcement of a Possible U.S. Cellular transaction, neither TDS nor U.S. Cellular has made any purchases of U.S. Cellular Common Shares due to limitations or restrictions imposed by tax, securities, corporate and other laws or regulations as a result of the announcement of a Possible U.S. Cellular Transaction.  However, Common Shares have continued to be issued by U.S. Cellular pursuant to its employee benefit and director compensation plans.  As a result, TDS’s ownership of U.S. Cellular common stock has declined from approximately 82% at the time of announcement of a Possible U.S. Cellular transaction in 2005 to approximately 80.7%.  TDS does not believe that it would be desirable for TDS or U.S. Cellular to allow this percentage to decline below 80%, because this would require TDS and U.S. Cellular to cease filing consolidated federal income tax returns.  In such event, TDS and U.S. Cellular would be required to pay additional current taxes that could be significant.  In addition, TDS believes that the ability to file consolidated income tax returns may provide TDS and U.S. Cellular with future tax benefits that would be desirable to retain.

Although TDS is terminating activity with respect to a Possible U.S. Cellular Transaction at this time, TDS reserves the right to recommence activity with respect to a Possible U.S. Cellular Transaction at any time in the future.  TDS may also at any time acquire the Common Shares of U.S. Cellular through open market, private purchases or otherwise, or take other action to acquire some or all of the shares of U.S. Cellular not owned by TDS, although it has no present plans to do so.   However, TDS intends to support repurchases of Common Shares by U.S. Cellular, for the reasons set forth in the preceding paragraph.

At this time, TDS intends to support action by the U.S. Cellular board of directors to approve a share repurchase program of up to 500,000 Common Shares of U.S. Cellular. This would be in addition to U.S. Cellular’s existing share repurchase authorization that permits the repurchase of approximately 170,000 shares in each three month period.

In addition, the TDS Board of Directors has authorized the repurchase of up to $250 million in aggregate purchase price of TDS Special Common Shares from time to time pursuant to open market purchases and/or block purchases in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended (“Exchange

Act”), pursuant to Rule 10b5-1 under the Exchange Act, or pursuant to accelerated share repurchase arrangements, prepaid share repurchases, private transactions or as otherwise.  This authorization will expire on March 2, 2010.

On March 5, 2007, TDS issued a press release discussing the foregoing matters, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d)       Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

Attached as Exhibit 99.2 is a safe harbor cautionary statement under the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date: March 5, 2007

By: /s/ D. Michael Jack
D. Michael Jack
Senior Vice President and Corporate Controller

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit
No.	Description

99.1	TDS Press Release issued March 5, 2007

99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement